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                                   EXHIBIT 11

                      H. J. Heinz Company and Subsidiaries
                      COMPUTATION OF NET INCOME PER SHARE
                                  (Unaudited)
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
                                                                                             Three Months Ended
                                                                                          ------------------------
                                                                                           July 31,     August 2,
                                                                                             1996         1995
                                                                                             ----         ----
                                                                                            FY 1997      FY 1996
Primary income per share:
     Net income.........................................................................  $   179,530  $   174,469
     Preferred dividends................................................................           11           15
                                                                                          -----------  -----------
     Net income applicable to common stock..............................................  $   179,519  $   174,454
                                                                                          ===========  ===========
     Average common shares outstanding and common stock equivalents.....................      376,578      375,914
                                                                                          ===========  ===========

     Net income per share--primary......................................................  $       .48  $       .46
                                                                                          ===========  ===========
Fully diluted income per share:
     Net income.........................................................................  $   179,530  $   174,469
                                                                                          ===========  ===========
     Average common shares outstanding and common stock equivalents.....................      376,578      375,914
     Additional common shares assuming:
       Conversion of $1.70 third cumulative preferred stock.............................          359          483
       Additional common shares assuming options were exercised
          at the period-end market price................................................          548        1,449
                                                                                          -----------  -----------
     Average common shares outstanding and common stock equivalents.....................      377,485      377,846
                                                                                          ===========  ===========
       Net income per share--fully diluted..............................................  $       .48  $       .46
                                                                                          ===========  ===========
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               All amounts in thousands except per share amounts.

Note: Prior year share and per share amounts have been adjusted to reflect the three-for-two stock split, which was effective October 3, 1995.

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